AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1999

                               FILE NO. 333-70805

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                              FORM SB-2 AMENDMENT 2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             -------------------------------------------------------

                        AMERICAN ACCESS TECHNOLOGIES INC.
                        ---------------------------------
                 (Name of small business issuer in its charter)

         Florida                      3661                      59-3410234
--------------------------------------------------------------------------------
(State of Incorporation)       (Primary Standard      (IRS Employer I.D. Number)
                           Industrial Classification
                                   Number)

  238 N. Westmonte Drive, Suite 210, Altamonte Springs FL 32714 (407) 865-7696
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          (Address and telephone number of principal executive offices)

         238 N. Westmonte Drive, Suite 210, Altamonte Springs, FL 32714
 -------------------------------------------------------------------------------
                    (Address of principal place of business)

                            Victor Murray, President
                       American Access Technologies, Inc.
                        238 N. Westmonte Drive, Suite 210
                           Altamonte Springs, FL 32714
                                 (407) 865-7696
 -------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to;

                           Joel Bernstein, Esq., P.A.
                            11900 Biscayne Blvd. #604
                                 Miami, FL 33181
                                 (305) 892-1122
                               Fax:(305) 892-0822

         Approximate date of proposed commencement of sale to the public: From time to time after the Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                               CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                       Proposed
                               Amount of               Maximum                  Proposed Maximum        Amount of
Title of Each Class of         Shares To be            Offer Price              Aggregate Offering      Registration
Securities to be Registered    Registered              Per Unit(1)              Price                   Fee
---------------------------    -----------------       -----------              ---------               ------------
Common Stock                   720,000(2)              $20.50                   $14,760,000             $4,353.00
===================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee based upon the average of the bid and asked price in the over the counter market on February 9, 1999.
(2)  Includes 670,000 shares issuable on exercise of warrants.

         The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     {LOGO]

                                   Prospectus
                                 April 2, 1999

                         720,000 shares of common stock

                       American Access Technologies, Inc.
                          238 Westmonte Dr . Suite 210
                        Altamonte Springs, Florida 32714


American Access common stock is traded on the OTC Electronic Bulletin Board under the symbol AATK.

The shares are being sold by the selling security holders named under Plan of Distribution -Selling Security Holders.


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                          Our ZCTC-RF 0822 Floor Unit
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Investing in the common stock involves a high degree of risk. You should consider carefully the risk factors beginning on Page 5

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS SUMMARY


The offering

   ---------------------------------------------------------------------------------------------------------
   Common stock offered by selling security holders                                       720,000 shares
   ---------------------------------------------------------------------------------------------------------
   Shares of common stock to be outstanding  assuming all shares to which this          4,514,705 shares
   prospectus  relates  are sold.  Doesn't  include  shares that may be issued upon conversion of our preferred  stock.  See "Risk Factors - Conversion of
   Preferred Stock."
   ---------------------------------------------------------------------------------------------------------

Our company

         American Access develops and sells products that place telecommunications equipment in office buildings, hospitals, convention centers, schools, and any building in need of an efficient system to route information. Our first product, called a zone cabling termination cabinet, was introduced in January 1997. This product is a cabinet in which telecommunications equipment may be mounted. Cables and wires that allow computers, telephones and fax machines to work are also plugged into this cabinet.

         In November 1998, we acquired Omega Metals, Inc. This company is a sheet metal fabrication and assembly plant that manufactures products for American Access and for other companies, primarily in the telecommunications industry.


RISK FACTORS

                  Except for historical information, the information in this prospectus, and in our SEC reports, contains forward-looking statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.

We have a short operating history by which you can evaluate our business and prospects

         We were incorporated in October 1996 and have a limited operating history from which to evaluate our business and prospects. Our operating results in the future will be subject to all of the risks and uncertainties inherent in the development and maturation of a business. We have only owned Omega Metals since November 1998.

Our products may not be commercially successful

         To date, we have only sold limited amounts of our products in the commercial marketplace. To be successful, we will have to sell more of our products. However, for several reasons, we may not be able to generate increasing sales. Potential customer may not be able to see the advantage of using our products over the traditional way of cabling telecommunications products. Our competitors introduce products that are more economical to use, or that have better features, making them more attractive to buyers.

Our competitors may be better able to market their products

         The markets for our products are highly competitive and subject to rapid change. These markets are sensitive to the introduction of new products and the enhancement of existing ones. Industry participants also aggressively market their products.

         Competitors may be developing technologies or products that may be similar or superior to ours. These competitors may have a better ability to market their products.

         To effectively compete, we need to make our business grow. By generating greater revenues, we will have the resources to develop new products in response to new technology. We will be able to meet customer demands, and to sell products in a broad distribution channel. We cannot assure that we will be able to grow sufficiently to compete effectively in this marketplace.


We have had a history of operating losses and this may continue to be the case

         Our expenses are currently greater than our revenues. Our ability to operate profitably depends on increasing our sales and achieving sufficient gross profit margins. We cannot assure that American Access will operate profitably. Omega Metals has operated profitably.


If we lose our key personnel, our business and prospects may be adversely affected

         We only have a few key officer and directors. If any of them should leave our company, this could have an adverse effect on our business and prospects.

Competitors may copy our products

         Although we have received patents in the United States on aspects of our products, competitors may not be prevented from developing products substantially equivalent to ours. Patents litigation entails high costs and can take a long time. Therefore, our patent position may not prevent competition.

Additional shares could depress our stock price

         If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. This would include shares issued upon the exercise of outstanding warrants and the conversion of our convertible preferred stock into common stock.

Conversion of preferred stock will result in issuance of more shares of common stock

                  We issued 50,000 of Series A 10% convertible preferred stock. Each share is convertible into common stock. The number of share of common stock that may be issued upon conversion of the convertible preferred stock depends upon the market price of our common stock at the time of the conversion. Based upon the recent price of common stock of $18.00 per share, if the 50,000 shares of our preferred stock were converted into common stock, we would issue 347, 322 shares of common stock to our preferred stockholders. See "Description of Securities - Preferred Stock." Short sales could be encouraged

         If more shares o f common stock are issued the lower the market price of our common stock drops, then short sales could be encouraged by holders of the convertible preferred stock and by others. Short sales would result in further downward pressure on the market price of our common stock.

Substantial dilution due to increase in number of shares of common stock outstanding

         If lower price of the common stock results in substantial issue of additional shares as a result of conversion of preferred stock into common stock, the interest of holders of common stock would be subject to substantial dilution.

Potential lack of liquidity

         Our common stock trades on the OTC Electronic Bulletin Board. Stocks trading on the OTC Electronic Bulletin Board generally attract a smaller number of market makes and a less active public market, and may be subject to significant volatility. It is more difficult to sell stock on the OTC Electronic Bulletin Board.


USE OF PROCEEDS

         No assurance can be given that any or all of the warrants will be exercised. Accordingly, as far as can be determined as of the date of the prospectus, the proceeds received by American Access upon any exercise of warrants will be used for general corporate purposes and for working capital which may include payment of salaries, rent, research and development, purchase of inventory and marketing expenses. Such proceeds would aggregate $7,060,000 if all the warrants were exercised in full. As of March 15, 1999, 620,000 $8.00 warrants are outstanding and 100,000 $25.00 warrants are outstanding. They will mature February 11, 2000.


MARKET FOR SECURITIES

                  American Access common stock is traded in the over-the-counter market and is included in the NASD Electronic Bulletin Board under the symbol AATK. Trading began on August 15, 1997.

                  The following is the range of high and low bid prices for American Access common stock for the periods indicated

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                                                     High               Low
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
August 15, 1997 through September 30, 1997           $ 7.625            $ 2.50
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October 1, 1997 through December 31, 1997            $12.00             $ 7.20
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January 1, 1998 through March 31, 1998               $12.25             $11.00
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April 1, 1998 through June 30, 1998                  $18.50             $12.25
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July 1, 1998 through September 30, 1998              $21.50             $19.00
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October 1, 1998 through December 31, 1998            $20.50             $17.75
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January 1, 1999 through February 28, 1999            $21.625            $18.875
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

                  The above represents inter-dealer quotations which do not include retail mark-ups, markdowns, or commissions, and do not necessarily represent actual transactions.

                  About 622 investors were record holders of American Access common stock on February 4, 1999.

RECENT TRANSACTIONS

         During October-December 1998, American Access issued 50,000 shares of 10% Series A Senior Convertible Preferred Stock with net proceeds of approximately $4,262,180 .

         On November 11, 1998 the Company issued 226,470 shares of common stock in exchange for all the issued common stock of Omega Metals, Inc.


DIVIDEND POLICY

                  American Access has not paid any dividends on its common stock, and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors intends to follow a policy of using retaining earnings, if any, to finance the growth of the company. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including the company's earnings, financial condition, capital requirements and other factors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         American Access was formed in October 1996 to acquire the assets of Vic Murray and Associates, Inc. American Assets purchased VMA to obtain the pending patent for the Zone Cabling Termination Cabinet, which the company has since developed and marketed.

         Shortly after the acquisition of VMA, American Access decided to discontinue the operations and business activities of VMA, which was a manufacturer's representative of various products. Today, we develop, design, and manufacture products for the telecommunications industry. Our cabling cabinets store and efficiently distribute the wiring for computer, telephone, and television systems installed in office buildings, hospitals, schools, conventions centers, and any building that needs an efficient system to route information.

         In November 1998, American Access acquired Omega Metals, Inc., a precision sheet metal fabrication operation, which has and will continue to provide product prototyping, manufacturing, assembling and packaging operations to the company. Omega operates as a wholly owned subsidiary with sales and manufacturing intact. The company for $80,000 has acquired six acres adjacent to Omega's north Florida site for a plant expansion of 30,000 sq. ft. The capital cost, which is estimated to be $450,000 to complete this expansion, will be funded from cash flows and working capital.

         In October and November 1998, American Access issued 50,000 shares of Series A 10% senior convertible preferred stock with net proceeds of $4,262,180.

         The following discussion and analysis should be read in conjunction with a discussion about risk factors and the consolidated financial statements of the company, included elsewhere in this report.

RESULTS OF OPERATIONS
                                       7

Revenues

         Revenues for the year ended December 31, 1998 increased by $579,693 to $4,936,204 as compared to $4,356,511 for the year ended December 31, 1997. The major increase was a result of additional sales of zone cable termination cabinets of $360,464.

Costs and expenses

         Direct costs for the year ended December 31, 1998 represented 45.7% of revenues. For the year ended December 31, 1997 these costs represented 51.3% of revenues.

         Selling, general and administrative expenses for the year ended December 31, 1998 amounted to $3,076,952, which was an increase of $875,507 from the December 31, 1997 totals of $2,205,436. The former owner of Omega Metals, Inc. was paid a year end bonus of $792,300 for 1998 operations, prior to the sale to American Access. This amount represents the major portion of the increased costs between the two years. Marketing and promotion costs were also greater for the year ending December 31, 1998, as compared to the year ending December 31, 1997. This increase was a result of the company's continuing effort to develop and market its products.


Liquidity and capital resources

         Net cash [used] by operating activities was [$391,889] and [$267,214] for the years ended December 31, 1998 and 1997 respectively. Net cash [used] by operating activities during the year ended December 31, 1998 primarily consisted of net losses, increases in accounts receivables, offset by depreciation and amortization, gains on sales of investments and equipment, decrease in income refund receivable and decrease in inventories. Net cash [used] by operating activities during the year ended December 31, 1997 primarily consisted of net losses, increase in income fund receivable and inventories, decrease in income tax payable, offset by depreciation and amortization, common stock issued, deferred income taxes and increase in accounts payable.

         Net cash [used] by investing activities was [$3,285,999] and [$46,964] for the years ended December 31, 1998 and 1997 respectively. In the year ended December 31, 1998, the company used $85,635 to purchase equipment, $4,281,803 for the acquisition of investments and $500,000 in notes receivable. In the year ended December 31, 1997, the company used $37,464 to purchase equipment.

         Net cash provided by financing activities was $3,677,531 and $565,614 for the years ended December 31, 1998 and 1997 respectively. In the year ended December 31, 1998, the company received proceeds of $480,000 from the sale of common stock, $4,262,180 from the sale of preferred stock, $296,002 from the line of credit. The company utilized $100,000 to reduce notes payable, $1,256,625 in payments on capital lease obligations, which eliminated high interest rates up to 14%, and the remaining amounts were used to finance the company's business operations and investing activities. In 1997, the company received proceeds from the sale of common stock in the amount of $847,977. The company utilized $276,772 in payments on capital lease obligations and the remaining amounts were used to finance the business operations and investing activities.

         The company's operating and capital requirements in connection with its operations have been and will continue to be significant. Based on its current plans, the company anticipates that revenues earned from product sales will be the primary source of funds for operating activities. The company believes that revenues in addition to existing cash and cash equivalents remaining from proceeds of its private offering, will be sufficient to meet its capital and liquidity needs for the next 12 months. The company also believes that cash required to fulfill purchase orders will be available through bank borrowing or factoring, if required. The company's primary customers are substantial corporations with credit ratings that will support such credit arrangements.

         Management's plans include the following:

o The company has arranged for marketing in association with manufacturers and distributors of telecommunications equipment, which will enable the company to obtain orders for its products with a minimal expenditure of the company's resources. The company is presently organizing a manufacturer's rep program to assist in the distribution of its equipment.
o The company purchased Omega Metals on November 11, 1998. The main reason for this acquisition was to reserve capacity for the manufacture of American Access products. The combined operation provides a greater diversification of facilities and equipment. Plans are under way for expansion of this facility.
o The company believes that it can acquire working capital through sale of additional securities, including exercise of outstanding warrants, or borrowings, including bank borrowing, in view of the nature of its customer base. Between October 1, 1998 and December 10, 1998 the company has had a private placement of its Series A 10% Senior Convertible Preferred Stock in process. Of the 60,000 shares authorized at a par value of $.001, 50,000 shares have been sold for gross proceeds of $5,000.000. Nevertheless, the company continues to be subject to a number of risk factors, including the uncertainty of market acceptance for its product line, the need for additional funds, competition, technological obsolescence and the difficulties faced by start-up companies in general.

SUBSEQUENT EVENTS

         In the first quarter of 1999, 9,000 restricted shares of common stock were issued as compensation to three persons.

         A large customer of Omega's, Carlisle, ceased operations recently. The lost revenue has been replaced by Bill Shearer Inc. Omega manufacturers 10,000 ultraviolet light and sheet metal containers, called Eclipse, for the Ocala company. It is expected that this production will increase to 4,000 units per month in the near future.


RISKS ASSOCIATED WITH YEAR 2000 PROBLEM

          Computer systems and software used by many companies may need to be upgraded to accept four digit entries to distinguish 21st century dates from 20th century dates. Like most other companies using computers in their operations, American Access needs to ensure that its operations will not be adversely impacted by software or system failures related to the Year 2000problem. We have been reviewing our internal computer and related information and operational systems to assure Year 2000 compliance. Based on information currently available, we believe that the costs associated with Year 2000 compliance, and the consequences of incomplete or untimely resolution of the Year 2000 problem, will not have a material adverse effect on the our business, financial condition and results of operations in any given year. However, even if our internal systems are not materially affected by the Year 2000 problem, our business, financial condition and results of operations could be materially adversely affected if the businesses with which we interact are disrupted by Year 2000 problems.

BUSINESS

Company background


                  American Access founder, Vic Murray, began working in the electrical, cable and industrial supply business in 1945. As a manufacturer's representative, he worked for such high profile companies as Graybar Electric

Company and Florida Electric Supply. Mr. Murray opened Vic Murray & Associates as an independent manufacturer's representative in 1977, incorporating it as Vic Murray & Associates, Inc.. VMA developed agency relationships with electrical engineers, electrical contractors, municipalities, power companies and distribution companies throughout the State of Florida. American Access acquired VMA in exchange for company common stock in 1996 and ceased its manufacturer's representative business. We have chosen to engage exclusively in the business of developing and manufacturing products that help manage the wires and cables needed to route information by television, telephone, and computer.

                  In November 1998 we acquired Omega Metals, Inc. of Keystone Heights Florida. Omega will continue to manufacture our products, maintaining the high standards it has set for sheet metal fabrication in the telecommunications industry and in all of its jobs.

                  As a direct result of the break-up of the AT&T monopoly, thousands of technology, service and equipment companies began to develop revolutionary telecommunications products and services.

                  These companies could now fairly compete for business within the rapidly evolving multi-billion dollar telecommunications industry. Simultaneously, the computer industry evolved at a rapid pace. The telecommunications industry was forever changed. For the first time in this industry, myriad new business opportunities emerged.

                  Richard Murray was directed to research and evaluate the industry to determine in which categories of supply and support we would specialize. The decision was made to focus on wire management for telephone, computer and television systems. With the birth of revolutionary high speed technology and equipment, wiring and wire management would become a critical part of the telecommunications industry.

                  Along with other specialists throughout the United States, the Murrays quickly realized that designers of new buildings and renovations did not consider adequate spacing and design requirements in order to accommodate the telecommunications wiring. Although wire and wire management is a critical portion of telecommunications, in some cases the design engineers actually had forgotten to include it in the project design. These engineering and industry oversights create significant and expensive changes in structure design resulting in the loss of usable or otherwise rentable spaces. Additionally, designers and engineers rarely considered future wiring and cable changes that would have to be made when a business owner added or moved computers, telephones and fax machines.

Background for product development

                  Until now, wire management systems have not evolved as rapidly as the telecommunications industry. Industry leaders began to realize that with the advent of technologically advanced equipment, systems, new methods of conveyance and the demand for connection to the Internet, , the established methods of wiring and wire management were outdated.

                  Telecommunication wiring originates outside the building and is routed into the building through either an underground, direct buried or aerial facility. The wiring is then distributed to each floor of a building through areas known as telecommunications closets. From the closets, all wiring is sorted and distributed as needed to all the workers' stations on that floor. Every workstation, where phones, computers and fax machines are located, is required to have two horizontal cables running from it to the telecommunications closet. This traditional method of wiring is called star topology. It provides very little flexibility when wires and cables need to be rerouted as additions or changes are made at a workstation.

         The telecommunications closet is located in a common area within each floor. The cables distributed from it could be as far as 295 ft., (90 meters) away from each workstation. For voice wiring, the maximum main cable length is

800 meters. This illustrates that a massive amount of wire is required for telecommunications. It is not unusual for a 40-story building to have 200-300 miles of wiring. To meet the many industry standards and regulations, the old method of cable distribution in and office environment requires very expensive modular furniture, such as specially designed desks, to help route the miles of wires. In some applications, even modular furniture may not meet industry guidelines. American Access products meet industry standards and are real solutions to cabling problems.

         Today, we all rely on staying in touch. People communicate more with computers, phones and fax machines. Much of our information comes from television. To accommodate the growing telecommunications industry, more cables and wires must be run to carry voice, data and video images faster, cheaper, cleaner, in longer runs, and using less space. At the same time, future additions and changes to a system must be considered. Old methods of wiring require that a new line of cable be run from the user's desk, or workstation, back to the telecommunications closet for each and every change. Our enclosure, the Zone Cabling Termination Cabinet, eliminates the need for those new lines by placing the telecommunications equipment close to the workstation and in an inconspicuous location.

         Industry leaders have realized the need for new cabling methods and equipment. These companies, industry associations, and individual experts have joined to create revolutionary standards. Companies such as Lucent Technologies, Ortronics, AT&T, Krone, Belden, Siecor, Hubbell, Leviton Telcom, Superior Modular Products and American Access Technologies, Inc, have joined with various organizations that set industry standards. Together we are developing and introducing innovations in wire and cabling design and routing. This partnership provides for efficient transmission of telecommunications signals into the zone in a building where they are needed. This zone cabling is called Open Office Architecture.

         Open Office Architecture is endorsed under Telecommunications Systems Bulletin 75, by the American National Standards Institute, by the Telephone Industry Association and by the Electrical Industry Association. The purpose of this design is to locate the bundled telecommunications cables closer to the individual workstations.

         Zone cabling is used in open office areas, hotels, convention centers, entertainment and them parks, hospitals, government buildings, schools, industrial complexes, data centers, banks, and any other area where a flexible cable layout is required to support a changing or growing network for communicating information.


AMERICAN ACCESSS PRODUCTS

         The American Access product line capitalizes on the need for zone cabling solutions. Our cabinets provide efficiency and flexibility, and are the only fire-rated and Underwriter's Laboratories approved systems in the industry.

         In 1996, we consulted with many of the leading telecommunications specialists and engineers. All were in agreement. No one had developed a device that met all of the industry standards and could effectively and efficiently house and route telecommunications cables and wires. However some sort of device was absolutely required to complete the Open Office Architecture design. American Access researched and verified that no such enclosure existed. In fact, our research revealed that no one was even developing such a device.

         We designed an enclosure to house and distribute telecommunications wiring and equipment in buildings. This enclosure is called a Zone Cabling Termination Cabinet. We currently hold a patent pending for this cabinet that may be installed in the ceiling, above the ceiling, on or in the wall or in the floor structure. The ceiling unit fits into the suspended ceiling, providing easy access to the wires and cables running to each workstation. Less cable is used. Installation is easier and quicker, causing fewer disruptions and down time for office workers. The floor and modular furniture units provide the same solution as our ceiling unit installations. Our modular furniture units are named EthoCom and ComDeck.

         We believe that our products are the only enclosures manufactured that can efficiently house telecommunications cables, distribute wiring to workstations, and store unused cabling until it is needed, while complying with all industry and government guidelines, standards and regulations. The cabinets can be used for all low voltage wiring systems, including telephone, computer, television, building controls, security and fire/life/safety wiring systems. The cabinet was designed to accommodate all manufacturers' equipment.

Product application

         The zone cabling cabinet will reduce the amount of wire running from the workstation to the telecommunications closet. The wiring will now run from the workstation to our cabinet, which is readily accessible through the ceiling grid system, the floor, or through the modular furniture. The cabinet is designed to accommodate all of the newly developed Open Office Architecture wiring equipment. This ceiling enclosure is mounted in a standard 2ft. x 4ft. ceiling grid system, but is physically attached to the building structure to support the weight of the equipment installed within the enclosure. The equipment is reached through a door that opens from below the ceiling for easy maintenance, installations and changes. Specially trained, highly-paid technicians will no longer be required to make those changes when systems grow or are reconfigured. The new equipment just plugs in, creating less down time and less loss of productivity. Cables are easily re-routed and reused. Less cable is used, reducing the cost of materials and labor. Money is saved with the initial installation and when systems are changed.

         Our cabinets make better use of telecommunications closets, reducing the mass of cables to be run throughout the building. Building owners are then provided more usable space that generates rent.

Product standards

                  The standards, regulations and various industry association guidelines are very specific. They address the components of the product, the product itself, the installation, and every aspect that may affect the safety of people or property, including:

o        Wire and cable lengths and widths, the minimum and maximum allowed.
         For example, to wire for a telephone system, the maximum main cable length is 800 meters.
o        The ability of the product to withstand heat and fire damage.
o Markings. Each enclosure must be marked with the manufacturer's name, trademark, or other descriptive marking. An enclosure may also be designated with environmental ratings, such as rainproof, watertight, corrosion resistant and dust-tight.
o The number of cables needed to run from the telecommunications closet to the workstation.
o        Voltage and grounding concerns;
o        And the ability of the product to function as advertised.

         American Access believes its Zone Cabling Termination Cabinet is the only product that meets the standards and requirements of the telecommunications industry including those of Building Industrial Consulting Services International (BICSI), National Electric Code regulations NEC 300-22 B & C, American National Standards Institute/Telephone Industry association/Electrical Industry Association publication 568 A, as well as the zone cabling guidelines as specified in the newly released Telecommunications Systems Bulletin - TSB 75. This product is the only product that has been tested by Underwriters Laboratories for this application. Therefore, Underwriters Laboratories has assigned this product to a new category listing. This listing is identified as UL 1863, telecommunications cabinets. In conducting product tests, Underwriters Laboratories lists, classifies, or recognizes products for their ability to perform as designed. A UL listing is the highest category a product can achieve, implying that as tested, all components of the product work as expected. Our products achieved this highest level after testing.

Additional information

                  American Access has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities being offered. This prospectus, filed as a part of the registration statement, does not contain certain information set forth in or annexed as exhibits to the registration statement. Reference is made to such exhibits to the registration statement for the complete text. For further information with respect to American Access and the securities offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and at the Commission's regional offices at:

o    500 West Madison Street, Chicago, IL 60604;
o    7 World Trade Center, New York, NY 10048; and
o    5757 Wilshire Boulevard, Los Angeles, CA 90034; and
o copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, DC 20549, at prescribed rates and
o    are available on the World Wide Web at: http://www.sec.gov.


         American Access intends to furnish its shareholders with annual reports containing audited financial statements certified by its independent public accountants and quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

MARKETING

         By providing patented and innovative solutions to telecommunications cabling, American Access creates a new market in the industry. Our sales and marketing goal is to establish our company, through education and alliances, as the industry leader in this potentially huge marketplace. Our focus is to partner with major equipment manufacturers and telecommunications distributors since our products are designed to enhance their sales. Since our products enable the placement of telecommunications equipment into zones and still comply with all of the industry guidelines and building regulations, each of these companies can use the our enclosure to sell more of their products. By partnering with us, every manufacturer and distributor has opportunity to gain a larger share of their respective markets. We also provide various support programs and materials that enhance our partners' marketing plan.

         We employ commissioned sales representatives firms, most of which are in place across the country. Their job is to get our product lines specified by architects, consultants, and engineers, and to handle the needs of the distributors in their territories. They are fully trained in our product line. To maintain these relationships, we are adding a national sales director position. Once in place, regional managers will be added to oversee reps and distributors in their territories.

         American Access has developed several brochures to assist in marketing. These brochures range from one page to an eight-page full-color product and application brochure.

         We have also developed a World Wide Web site.

         Our printed materials and web site currently serve as our primary marketing tools. They provide company information, product information, engineering specifications, drawings, application for use, installation instruction, features and benefits tailored to each individual market need. Additionally the World Wide Web site provides marketing support materials that can be downloaded and printed at individual locations throughout the world. Questions and answers can be transmitted via e-mail feedback capability, query analysis for tracking of inquiries, lead generation for the distributors, distribution of marketing materials to end-users not normally addressed by the individual distributors. The largest and most recognized telecommunications training and certification organization, Building Industry Consultants Services International, (BICSI) is currently using our line of products as an integral part of their Zone Cabling Training and Certification course.

         We also participate with our partners in trade shows as a component in their individual booths and hospitality suites. We also individually participate in three or four trade shows per year. Two of the shows focus on standards, training and certifications. Two shows are industry product shows. We believe that some of our partner relationships are the result of our show presence.

         People in need of a telecommunications system contract with designers and engineers, who design, specify, purchase and install cabling and equipment. We sell our products to authorized distributors only, except for certain companies that purchase extremely large quantities for private label.

         Our cabinets are suitable for new installations and for upgrading telecommunications systems in buildings. With an aggressive marketing plan in place, to include partnering and a trained sales force, we believe that the market potential for our products is enormous.

Distribution and sales

         American Access Technologies has entered into a national distribution contract with Anixter Internationals, Inc. (NYSE:AXE), which had 1996 revenues of $2.5 billion.

         Anixter International is an industry leader that teams with its customers to design and implement telecommunication systems. A variety of customized products and services is offered through a global network of 37 countries with 205 domestic operating locations.

         American Access Technologies has negotiated distribution agreements with the following regional distributors:

o        CED-American Electric, Inc.

         Founded over 100 years ago as a private company, CED-American Electric, Inc. has grown to over 400 locations spread over 48 states and Canada. CED gross revenues in 1996 exceed $500 million. More than 3,500 people were employed in the service area. CED stocks over 25,000 separate inventory items.

o         State Electric Supply

         State Electric was founded in 1954 in Dunbar, West Virginia, as a private company, which has grown to over 22 locations spread over seven states. State Electric Supply grossed revenues in 1996 of over $125 million, and employs over 500 people in the service area.

o        Core Data Comm

         Core Data Comm is a regional distributor specializing in telecommunications. American Access Technologies, Inc., is currently negotiating with several national distributors. There can be no assurance of any additional distribution agreements.

Competition

         The market for telecommunications products is highly competitive and subject to rapid technological change, regulatory developments and emerging industry standards. We believe that the principal competitive factors in our markets are conformance to standards, reliability, safety, product features, price, performance and quality of customer support. There can be no assurance that American Access will compete successfully in the future with respect to these or other factors.

MANUFACTURING/OMEGA METALS, INC.

          American Access has developed all of its products using computer assisted design drawings. Master copies of its products are safeguarded at the home office and certain copies are available to outsource firms.

         On November 11, 1998, we acquired all the outstanding common stock of Omega Metals, Inc., in exchange for 226,470 shares of our common stock. Omega manufactures various products used in the telecommunications industry.

         Omega is a precision sheet metal fabrication and assembly company located in Northeast Florida midway between Jacksonville and Gainesville. The company was established in 1981, serving a diverse client base of over 300, including engineering, technology and electronic companies, mostly in the Southeastern markets. Clients include the likes of Carlisle Industries, CSX Railroad and the U.S. military.

         Omega Metals, Inc. operates from its 30,000 sq. ft. manufacturing facility situated on 3 acres of land that it owns. The manufacturing process is run by a state-of-the-art computer control system. Manufacturing services include precision stamping, bending, assembly, and specialized painting . Quality control at Omega Metals is based on the Department of Defense military standard MIL-1-45208A. Inspection equipment is strictly maintained to assure consistent quality.

         Diversified facilities and equipment allow Omega Metals, Inc. to handle a broad range of customer requirements. Strict attention to quality assures our customers of consistent production and conformity to their specific requirements.

         Omega's supplier, Tull Metals, has been its source for sheet metal since 1981. No shortage has occurred during this time. Prices have been stable during Omega's life. Sheet metal is currently plentiful in the marketplace, and we are confident that Omega would have no problem replacing this supply at a price consistent with Tull's price should that relationship end.

          Omega's manufacturing capacity is approximately 5,000 units per month. Manufacturing capability is not limited to only precision metal fabrication. On site state-of-the-art high-tech surface coatings and specialized production painting are also provided.

         By acquiring Omega with its 50 employees, American Access adds the valuable long term management skills of Erik Wiisanen and John Presley. Omega will continue to operate as a wholly owned subsidiary with sales and manufacturing intact. Omega has acquired 6 acres adjacent to the existing property for a second quarter plant expansion of 30,000 sq. ft to supplement assembly capabilities. The capital cost to complete this expansion will be funded from cash flows and working capital.

FUTURE PRODUCT DEVELOPMENT

         As American Access identifies the specific product needs of the telecommunications industry, products are developed to meet these needs.

         Products designed to date have been accepted by the major standards and code authorities throughout the United States. The products assist equipment manufacturers in marketing their own products.

         Our first design was a low-voltage Zone Cabling Termination Cabinet that mounts within the ceiling the grid system. We developed accessory equipment to permit cable to penetrate walls and to maintain fire rating.

         The second phase was to develop a raised floor cabinet that houses and routes cables. A working prototype is currently available. This unit is expected to be in production within the next six months.

         The third phase includes a high-voltage termination cabinet that mounts into the ceiling the grid system to house active electronics, including computer hubs. This unit will accommodate fiber optics as well as conventional copper wiring. Fiber optics employ cables that allow information to travel at the speed of light; much faster than traditional copper wiring. We anticipate that this unit will be Underwriters Laboratories listed and into production within the next six months. There can be no assurance that any new products will be successfully developed or marketed.


INTELLECTUAL PROPERTY

         American Access has filed with the United States Department of Commerce, Patent and Trademark Office an application for patent, pending No. 08785006, for Zone Cabling Termination Cabinet and communications cable interconnection apparatus and associated method for Open Office Architecture. The patent application contains approximately 67 various claims associated with zone cabling techniques. On April 26, 1998, we were informed by the Patent and Trademark Office of its approval for patent of our cabling termination cabinet. On June 5, 1998 we were informed of approval for patent of a communication cable interconnection apparatus and associated method for an open office architecture. American Access has made a formal filing under the Patent Cooperation Treaty, Paris, France. There can be no assurance that any patents will be granted on our products or, if granted, that they will provide meaningful protection against competing products which may be introduced.

GOVERNMENT REGULATION - INDUSTRY STANDARDS

         Our products and those in the telecommunications industry must meet governmental and industry standards. In the U.S., our products must comply with various regulations established by the Federal Communications Commission and Underwriters Laboratories, as well as standards established by Bell Communications research and local building codes. Our cabinet has been approved by Underwriters Laboratories for low voltage communications. It meets or exceeds the national electrical code requirements. We belong to trade organizations such as the Telecommunications Industry Association, International Association of Electrical Inspectors and Building Industrial Consulting Services International.


EMPLOYEES

                  As of February 4, 1999 substantially all of American Access activities are undertaken by its three officers.. Omega employs approximately 50 persons, including 5 in management, 2 in marketing and sales,3 in engineering and 40 in production and distribution.


LITIGATION

         American Access was defendant in a suit filed by Steve R. Jones in January 1998 in the 18th Judicial Circuit Court of Florida. Mr. Jones was the company's president from April 1997 to August 1997. He sought rescission of a consulting agreement he signed with us in August 1997. Mr. Jones sought damages for failure of American Access to make to him consulting payments of $7,500 per quarter. We believe we were justified in not paying Mr. Jones' consulting fees due to Mr. Jones' failure to perform the consulting services assigned to him. Our management believed it was only remotely likely that this pending litigation would be material to our investors. Our independent auditors in Note 15 to the enclosed financial statements disclose the range of loss by means of the damages that the plaintiff is seeking, and also include an assertion that, because the case is in its initial stages, management believes, based upon advice of counsel, that the amount of liability, if any, is not presently susceptible to reasonable estimation.

         On March 17, 1999 this suit was settled in mediation. American Access has granted Mr. Jones warrants to purchase 15,000 shares of common stock at $22.875. No further liability will attach. American Access will receive no consultant agreement services from Mr. Jones and Mr. Jones will receive no compensation for such services. Mr. Jones will continue to be subject to the non-competition and confidentiality provision of his consultant agreement.


FACILITIES

         American Access executive offices in Altamonte Springs, Florida comprise 3,000 square feet and are leased on a 3-year lease expiring December 31, 1999 at a rent of $3,133 per month.

         Omega operates out of a company owned facility consisting of approximately 30,000 square feet of manufacturing/office complex located in Clay County, Florida, situated on approximately 3 acres of land. The building and land are owned by the corporation.

MANAGEMENT

         The directors, executive officers, and key employees of the Company are as follows:

          --------------------------------------------------------------------------------------
          Name                          Age       Position
          --------------------------------------------------------------------------------------
          Victor E. Murray              73        President, Director
          --------------------------------------------------------------------------------------
          Richard A. Murray             43        Vice president, Director
          --------------------------------------------------------------------------------------
          Bobby Story                   56        Secretary, Treasurer, Director
          --------------------------------------------------------------------------------------
          John W. Cooney                62        Director
          --------------------------------------------------------------------------------------
          Victor D. Phillips            55        Director
          --------------------------------------------------------------------------------------
          John Presley                  59        Director, President Omega Metals, Inc.
          --------------------------------------------------------------------------------------
          Erik Wiisanen                 52        Secretary, Treasurer, VP Marketing, Omega
          --------------------------------------------------------------------------------------

         VICTOR E. MURRAY, president and director, has a 3- year track record of success in the electrical engineering field with experience in distribution, manufacturing and marketing. He has worked with companies such as Florida Electrical Supply, Graybar Electric, James & Associates and Ralston, Lowe, Inc. The clients he has served range from engineers and contractors to power companies and municipalities. Employment history for the past five years is:

o October 1996 to February 1997 and August 1997 to present: President, American Access Technologies, Inc.
o        January 1, 1995 to October 1996: President, Vic Murray & Associates,
         Inc.
o        April 1977 to December 31, 1994: Manufacturer's representative,
         Vic Murray & Associates, Inc.

         RICHARD A. MURRAY, vice president-sales and director, has over 15 years experience in the electrical field specializing in such area as ozone generation, electrical switching and telecommunications. He has over 2 years high level military training in sensitive electrical technologies. Mr. Murray was vice president of sales for Cool Way. Employment history for the past five years is:

o        October 1996 to present: Vice president, American Access Technologies,
         Inc.
o        January 1, 1995 to October 1996: Vice president, Vic Murray &
         Associates, Inc.
o April 1977 to December 31, 1994: Associate manufacturer's representative, specializing in telecommunications supplies, wiring and equipment.

         BOBBY E. STORY, secretary/treasurer, chief financial officer and director, is a former practicing certified public accountant and real estate developer during the past 30 years. He worked for Arthur Young & Company CPA (now Ernst & Young, LLP), as treasurer for Condev Corporation, an international developer located in Winter Park, Florida, and he directed the real estate operations in Florida for Drexel Burnham Lambert & Company. He functions as the chief financial officer for the corporation. Employment history for the past five years is: o October 1996 to present: Secretary, treasurer, chief financial officer, American Access Technologies, Inc.

o        August 1996 to October 1996: Financial advisor, self employed.
o        March 1996 to August 1996: George S. May Co., project manager.
o April 1987 to March 1996: Nacex, Inc. controller, vice president of finance.

         JOHN W. COONEY, director, is a certified public accountant. He was senior tax partner at Coopers & Lybrand until he retired in 1986. He has practiced as a tax and financial consultant since then. Employment history for the past five years is: o January 1987 to present: Operates J.W. Cooney, CPA as a sole proprietorship.

         VICTOR D. PHILLIPS, director, is a member of American Access Active Advisory and Consulting Board. He has been in the telecommunications industry for over 30 years, certified as a registered communications distribution designer. He teaches as a certified instructor for Building Industry Consultants Services, Inc., and is past national president of that international, not-for-profit telecommunications association.. He is currently president of Information Transport Systems Designers International which provides consulting, design, inspection and project management services. Mr. Phillips is a member of the International Association of Electrical Inspectors and is a communications inspector and member of the Florence County Board of Appeals in Florence, South Carolina. Employment history for the past five years is: o August 1991 to present: President of Information Transport Systems Designers.

         JOHN PRESLEY, director of the company since November 1998, and president of Omega Metals, Inc. is a graduate registered professional engineer. He graduated from the University of Florida in January 1961 with a bachelor of science degree in mechanical engineering and he attended a number of colleges for graduate work. He worked in many industries as an engineer and manager before founding Omega Metals in 1981.


         ERIK WIISANEN is vice president of marketing for Omega. He graduated from Cornell University in 1965. He worked in banking until 1970 and was a representative for shipping interests until helping found Omega Metals in 1981. He has been in charge of sales since 1981.

EXECUTIVE COMPENSATION

Summary compensation table

          The following table sets forth the total compensation paid to American Access chief executive officer for the last four completed fiscal years. No executive officer of the company received compensation of $100,000 or more during any such year.

      ---------------------------------------------------------------------------------------------------------
      Name and Principal Position        Year       Total Income   Other Annual Bonus          Other Annual
                                                                                               Compensation
      ---------------------------------------------------------------------------------------------------------
      Victor E. Murray, President        1995*      $51,576        -0-                         -0-
      ---------------------------------------------------------------------------------------------------------
                                         1996*      $25,501        -0-                         -0-
      ---------------------------------------------------------------------------------------------------------
                                         1997       $60,000        -0-                         -0-
      ---------------------------------------------------------------------------------------------------------
                                         1998       $60,000        $30,000 (paid in 1999)      -0-
      ---------------------------------------------------------------------------------------------------------

         *paid by Vic Murray and Associates, Inc.

DIRECTOR COMPENSATION

          At present, director fees are paid to Victor D. Phillips at the rate of $250 per meeting plus travel and lodging expenses. No other fees are paid for director services.


EMPLOYMENT AGREEMENTS

         On November 11, 1998 two officers of Omega Metals, Inc. have entered into employment agreements with Omega Metals, Inc. The individuals and their titles are as follows:

                 John Presley        President, Omega
                 Erik Wiisanen       Secretary/Treasurer, V.P. Marketing, Omega


                  Each officer is authorized a salary of $125,000 per year plus a profit participation of 10% of Omega's net profits in excess of $1,200,000 per year. The terms of the agreements are for two years, ending November 14, 2000. They may be terminated by action of the Board of Directors for cause on 30 days prior notice.

INDEMNIFICATION

Florida Business Corporation Act

          Subsection (1) of Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (2) of Section 607.0850 of the BCA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

BCA Section 607.0850 further provides that indemnification provided for by
Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in the capacities set forth above, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

Who we indemnify

         Article 4 of American Access Articles of Incorporation provides that the company shall indemnify those persons entitled to be indemnified, to the fullest extent permitted by law.

Indemnification against public policy

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Victor E. Murray, president, is the father of Richard A. Murray, vice president of American Access. They co-invented the company's primary product, the Zone Cabling Termination Cabinet and subsequently assigned all rights to the patent to the company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of February 4, 1999 , the beneficial ownership of American Access common stock based upon 3,265,470 shares outstanding, by o the only persons who own of record or are known to own, beneficially, more than 5% of the company's common stock;

o          each director and executive officer of the company; and
o          all directors and officers as a group.

--------------------------------------------------------------------------------------------------------
Name                                     Number of Shares                 Percent of Outstanding
                                                                          Common stock
--------------------------------------------------------------------------------------------------------
Victor E. Murray                            400,000                        12.28%
--------------------------------------------------------------------------------------------------------
Richard A. Murray                           400,000                        12.28%
--------------------------------------------------------------------------------------------------------
Bobby E. Story                              390,000                        11.98%
--------------------------------------------------------------------------------------------------------
John Presley                                113,235                         3.47%
--------------------------------------------------------------------------------------------------------
John W. Cooney                               50,000                        1.68%
--------------------------------------------------------------------------------------------------------
Victor D. Phillips                            4,500                         .14%
--------------------------------------------------------------------------------------------------------
*Bridge Bank, Ltd.                          437,000                       13.42%
--------------------------------------------------------------------------------------------------------
Officer, Directors as group of 6          1,027,133                        41.69%
--------------------------------------------------------------------------------------------------------

                  Does not include warrants to purchase common stock at $8.00 per share as follows: Victor E. Murray - 70,000 shares; Richard A. Murray - 70,000 shares; Steven K. Robinson - 70,000 shares; Bobby E. Story - 70,000 shares.

         *Footnote - American Access has been advised that the following are principals in Bridge Bank, Ltd.: Hugo Soto, N7788 West Bay St., Nassau, Bahamas; Andres Mandel, N7788 West Bay St., Nassau, Bahamas.

DESCRIPTION OF SECURITIES

Common stock

         American Access is authorized to issue 10,000,000 shares of common stock with $.001 par value. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. American Access anticipates that any earnings will be retained for use in its business for the foreseeable future. Upon liquidation, dissolution, or winding up of the company, the holders of the common stock are entitled to receive the net assets held by the Company after distributions to the creditors. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable


Preferred stock

         The Board of Directors has the authority to cause American Access to issue without any further vote or action by the stockholders, up to 1,000,000 shares of preferred stock, in one or more series, and to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control.

         In October and November 1998, American Access issued 50,000 shares of Series A 10% senior convertible preferred stock as the convertible preferred stock with the rights, privileges and designations of the convertible preferred stock which includes:

Conversion.

          Preferred stock will be convertible into shares of common stock at any time after the sixth month anniversary of the initial issuance of preferred stock, at the option of the holder. Preferred stock will be automatically converted into common stock upon delivery of written notice by the company at any time after the fifth anniversary of the final issuance (November 16, 1998). For the purposes of conversion, each share of preferred stock will be valued at $100 and will be converted into common stock at a price of the lower of (x) $17 per share (subject to adjustment under certain circumstance) and (y) 80% of the average closing bid price for common stock in the 15 trading days preceding conversion (or if converted in connection with a firm underwritten public offering, 80% of the per share price applicable in such offering).

Liquidation preference.

          Liquidated preference is $100 per preferred share, plus accumulated dividends. A sale or change of control of the company will be considered a liquidation for the purposes of entitling the holders of preferred stock to receive their liquidation preference.

Dividends

          Dividends will cumulate on each Share at a rate of 10% per annum, based upon a base value of $100 per share of preferred stock, and be payable in cash or stock (at the option of the company) upon conversion of such share. Preferred stock will also receive dividends on an as converted basis, when and if dividends are declared on the common stock.

Voting rights

         The Preferred stock will vote, on an as converted basis, with the common stock. Without the consent of the holders of a majority of the outstanding shares of preferred stock, the company may not

o issue other series of preferred stock that are pari passu with, or junior to, to preferred stock,
o    amend the terms of the preferred stock,
o amend any of the terms of American Access Amended and Restated Articles of Incorporation or by-laws if such amendment would have an adverse effect on upon the rights of the holders of shares or
o issue any preferred stock other than in connection with the offering or the transfer of any preferred stock issued in the offering.

Board representation

          The holders of preferred stock will have the right, voting as a separate class, to elect two of seven members of the company's Board of Directors and, following the occurrence of a Majority Voting Event (see "Events of Non-Compliance" below) will have the right, voting as a separate class, to elect six of eleven members of the company's Board.

Events of non-compliance

         An Event of Non-Compliance will occur upon:

o    the company's failure to comply with the terms of the preferred stock,
o (the acceleration of any indebtedness of the company or any of its subsidiaries or
o (the company becoming insolvent, applying for, or consenting to, the appointment of a receiver or trustee appointed, has a trustee or receiver appointed which is not discharged within 60 days or has a bankruptcy proceeding commenced against it.

         Upon the occurrence of an Event of Non-Compliance, American Access is obligated to notify the holders of preferred stock. Within 45 days of such notice, each holder of preferred stock will have the right to tender preferred stock to the company for redemption at a price per share equal to (x) 1.1 times
(y) the sum of $110 plus all accrued an unpaid dividends accrued on such preferred share through and including the date of redemption; provided that if the Event of Non-Compliance ceases within such 45- day period, the tenders shall be null and void, and the tendered shares shall be returned to the tendering holders. If a majority of the preferred stock outstanding before the occurrence of the Event of Non-Compliance are so tendered, and we fail to redeem all of the preferred stock so tendered (unless the Event of Non-Compliance ceased before the company was so required to redeem such shares), then the holders of a majority of the outstanding preferred stock will have the right to declare a Majority Voting Right Event, giving the holders of preferred stock the right to elect a majority of the members of the American Access Board of Directors.

Exchange privileges

          If American Access issues any securities convertible into common stock other than pursuant to the offering (either alone or as part of a unit) each holder of preferred stock shall have the right to exchange it , at any time within 20 days following notice of the proposed issuance from the company, for such convertible securities (or units) to be so issued, at the price payable in connection with such issuance, with the preferred stock being valued at $100 per share plus all accrued and unpaid dividends thereon.

         The following table shows the number of shares of common stock that could be issued upon conversion of the 50,000 shares of the convertible preferred stock at the following assumed market price of the common stock:

      ------------------------------------------------------------
      Market price of common    Number of shares of common  stock
      stock                     Issued on conversion
      ------------------------------------------------------------
      $21.25 or above              294,118
      ------------------------------------------------------------
      $20.00                       312,500
      ------------------------------------------------------------
      $18.00                       347,222
      ------------------------------------------------------------
      $16.00                       390,625
      ------------------------------------------------------------
      $14.00                       446,429
      ------------------------------------------------------------
      $10.00                       625,000
      ------------------------------------------------------------
      $  5.00                    1,250,000
      ------------------------------------------------------------

         Based on the market price of our common stock on February 9, 1999, the following table shows how many shares of our common stock would be outstanding if all of the convertible preferred stock was converted into common stock and all of the outstanding warrants were converted into common stock and the percentage of the total shares of common stock which would be represented:

         ---------------------------------------------------------------------------------------------
         Class of holder                  No. of shares of common stock        Percentage of total
         ---------------------------------------------------------------------------------------------
         Current common stock              3,256,470                               77.16%
         ---------------------------------------------------------------------------------------------
         $   8.00 warrants                   570,000                               13.51%
         ---------------------------------------------------------------------------------------------
         $ 25.00 warrants                    100,000                                2.37%
         ---------------------------------------------------------------------------------------------
         Convertible preferred stock         294,118                                6.97%
         ---------------------------------------------------------------------------------------------
         TOTAL                             4,220,588                               100.0%
         ---------------------------------------------------------------------------------------------

         The following table shows t he percentage of total outstanding common stock that would be owned by the convertible preferred stockholders if their stock was converted as indicated:
                                     ------------------------------------------
                                     Market price           Percent of total
                                     ------------------------------------------
                                      $21.25 or above          6.97%
                                     ------------------------------------------
                                      $20.00                   7.37%
                                     ------------------------------------------
                                      $18.00                   8.12%
                                     ------------------------------------------
                                      $16.00                   9.05%
                                     ------------------------------------------
                                      $14.00                  10.21%
                                     ------------------------------------------
                                      $10.00                  13.73%
                                     ------------------------------------------
                                      $ 5.00                  24.15%
                                     ------------------------------------------

         Accordingly, the lower the market price of American Access common stock at the time a preferred stockholder converts, the more common stock he gets. Conversion and resale of such additional common stock may reduce the prevailing market price of our common stock and, as a result, additional conversions of preferred stock could result in even greater shares of common stock being issued, the sale of which could further depress the market price of our common stock.

PLAN OF DISTRIBUTION/ SELLING SECURITY HOLDERS

Plan of distribution

         The shares offered hereby may be sold from time to time directly by the selling security holders. Alternatively, these holders may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the selling security holders may be effected in one or more transactions that may take place on the over-the-counter market, including

o    ordinary broker's transactions,
o    privately-negotiated transactions or
o through sales to one or more broker-dealers for resale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      Customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales of securities. The securities offered by the selling Security Holders may be sold by one or more of the following methods, without limitations:

o a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and
o face-to-face transactions between sellers and purchasers without a broker-dealer.

          In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

         At the time a particular offer of securities is made by or on behalf of a selling security holder, to the extent required, a prospectus will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the selling security holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

                  The following security holders may offer shares of common stock issuable upon exercise of warrants:

Name and Company Affiliation                  Number of         Number of Shares       Number of Shares
                                              Shares and        which may be offered   to be Owned
                                              Warrants          Pursuant to this       after the
                                              Owned             prospectus             Offering*
Capital International Securities Group, Inc.  290,000                   290,000             -0-
Bobby E. Story                                460,000                    70,000        390,000
Victor E. Murray                              470,000                    70,000        400,000
Richard A. Murray                             470,000                    70,000        400,000
Steven K. Robinson                            219,000                    70,000        149,000
Merrill Weber & Co.                           100,000                   100,000             -0-

         The following security holder may offer shares of common stock:

         Name                       Number of Shares   Number of Shares Which      Number of Shares to
                                    Owned              may be Offered Pursuant     be Owned After the
                                                       to this Prospectus          Offering*
         John Presley               113,235                     25,000                      88,235
         Erik Wiisanen              113,235                     25,000                      88,235

         *Assuming all shares offered are sold.


LEGAL MATTERS

         The validity of the securities offered hereby is being passed upon for the Company by Joel Bernstein Esq. P.A., Miami, Florida.


EXPERTS

                  The financial statements appearing in this prospectus and registration statement have been audited by Rachlin Cohen & Holtz, CPA's, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY



                                TABLE OF CONTENTS
                                -----------------




                                                                    PAGE
                                                                    ----


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                   F-1


CONSOLIDATED FINANCIAL STATEMENTS

   Balance Sheet                                                     F-2

   Statements of Operations                                          F-3

   Statements of Stockholders' Equity                                F-4

   Statements of Cash Flows                                          F-5

   Notes to Financial Statements                                  F-6--F-20

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


Board of Directors and Stockholders
American Access Technologies, Inc.


We have audited the accompanying consolidated balance sheet of American Access Technologies, Inc. and Subsidiary as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Access Technologies, Inc. and Subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

As more fully discussed in Notes 15 and 18 of notes to consolidated financial statements, (a) the Company's major customer announced that it will cease operations in February 1999 and, therefore, will not subsequently purchase products from the Company; and (b) the Company's zone cabling product operations have yet to generate a sufficient level of revenue in order to achieve profitable operations.


                                             RACHLIN COHEN & HOLTZ LLP

Fort Lauderdale, Florida
January 29, 1999 except for the
second paragraph of Note 15, as to
which the date is March 17, 1999


                                 AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                                            CONSOLIDATED BALANCE SHEET

                                                 DECEMBER 31, 1998

                                ASSETS
                                ------
Current Assets:
   Cash and cash equivalents                                                                                      $ 637,776
   Investments                                                                                                    2,825,177
   Accounts receivable, net of allowance                                                                            806,960
      for doubtful accounts of $28,000
   Note receivable, related party                                                                                   500,000
   Inventories                                                                                                      297,440
   Prepaid expenses and other current assets                                                                         60,466
                                                                                                               ------------
         Total current assets                                                                                     5,127,819

Property, Plant and Equipment                                                                                     1,313,630

Patent Costs                                                                                                         34,962
                                                                                                               ------------
         Total assets                                                                                            $6,476,411
                                                                                                               ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
Current Liabilities:
   Line of credit                                                                                                   296,002
   Accounts payable and accrued expenses:
      Compensation due to officers/directors/stockholders                                                           111,235
      Other                                                                                                         355,390
                                                                                                               ------------
         Total current liabilities                                                                                  762,627
                                                                                                               ------------

Deferred Income Taxes                                                                                                69,000
                                                                                                               ------------
Commitments, Contingencies and Other Matters                                                                              -

Stockholders' Equity:
   Series A 10% Senior Convertible Preferred stock, $.001 par value; authorized
      1,000,000 shares; issued and
      outstanding 50,000 shares at liquidation value                                                              5,000,000
   Common stock, $.001 par value; authorized 10,000,000
      shares; issued and outstanding 3,256,470 shares                                                                 3,256
   Additional paid-in capital                                                                                     1,512,634
   Deficit                                                                                                         (871,106)
                                                                                                               ------------
                                                                                                                  5,644,784
                                                                                                               ------------
         Total liabilities and stockholders' equity                                                              $6,476,411
                                                                                                               ============

                 See notes to consolidated financial statements.
                                       F-2


                                     AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                          YEARS ENDED DECEMBER 31, 1998 AND 1997
                                                                                                     1998            1997
                                                                                                     ----            ----
Net Sales
    Formed metal                                                                                  $4,344,118     $4,124,889
    Zone cabling termination cabinet                                                                 592,086        231,622
                                                                                                ------------   ------------
                                                                                                   4,936,204      4,356,511
                                                                                                ------------   ------------

Costs and Expenses:
    Cost of sales                                                                                  2,257,169      2,235,326
    Compensation and related benefits                                                              1,415,473        868,515
    Selling, general and administrative                                                            1,661,479      1,336,921
                                                                                                ------------   ------------
                                                                                                   5,334,121      4,440,762
                                                                                                ------------   ------------

Loss before Other Income (Expense)                                                                  (397,917)       (84,251)
                                                                                                ------------   ------------

Other Income (Expense):
    Interest income                                                                                   89,731          3,992
    Interest expense                                                                                (139,527)      (103,774)
    Other income                                                                                     158,346          5,259
    Lease termination costs                                                                         (239,447)             -
                                                                                                ------------   ------------
                                                                                                    (130,897)       (94,523)
                                                                                                ------------   ------------

Loss before Income Taxes                                                                            (528,814)      (178,774)

Income Taxes (Credit)                                                                                (36,000)        78,000
                                                                                                ------------   ------------

Net Loss                                                                                          $ (492,814)     $(256,774)
                                                                                                =============  ============

Net Loss Per Common Share                                                                         $     (.43)     $    (.08)
                                                                                                =============  ============

                 See notes to consolidated financial statements.
                                       F-3

                                 AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                    Series A
                                                                                Preferred Stock             Common Stock
                                                                               Shares      Amount         Shares     Amount
                                                                               ------      ------         ------     ------
Balance, December 31, 1996 as previously reported                                  -             $ -    2,800,000   $ 2,800

Adjustment for pooling of interests                                                -               -      226,470       226
                                                                            --------    ------------   ----------  --------

Balance, December 31, 1996 as restated                                             -               -    3,026,470     3,026

Year Ended December 31, 1997:
   Issuance of common stock to director for consulting services                    -               -       50,000        50
   Sale of common stock in  private placement, net of related costs                -               -      400,000       400
   Exercise of placement agent warrants                                            -               -      120,000       120
   Retirement of common stock issued to officers                                   -               -     (400,000)     (400)
   Net loss                                                                        -               -            -         -
                                                                            --------    ------------   ----------  --------

Balance, December 31, 1997                                                         -               -    3,196,470     3,196

Year Ended December 31, 1998:
   Sale of preferred stock in private placement, net of related costs         50,000       5,000,000            -         -
   Exercise of warrants                                                            -               -       60,000        60
   Dividend related to beneficial conversion feature of preferred stock            -               -            -         -
   Net loss                                                                        -               -            -         -
                                                                            --------    ------------   ----------  --------

Balance, December 31, 1998                                                    50,000     $ 5,000,000    3,256,470   $ 3,256
                                                                            ========    ============   ==========  ========

(RESTUBBED TABLE)
                                                                                         Capital
                                                                                            in
                                                                                          Excess
                                                                                          of Par       Deficit        Total
                                                                                          ------       -------        -----

Balance, December 31, 1996 as previously reported                                        $ 7,083     $ (66,248)     $ (56,365)

Adjustment for pooling of interests                                                       59,774       725,980        785,980
                                                                                    ------------   -----------    -----------

Balance, December 31, 1996 as restated                                                    66,857       659,732        729,615

Year Ended December 31, 1997:
   Issuance of common stock to director for consulting services                           74,950             -         75,000
   Sale of common stock in  private placement, net of related costs                      487,577             -        487,977
   Exercise of placement agent warrants                                                  359,880             -        360,000
   Retirement of common stock issued to officers                                               -             -           (400)
   Net loss                                                                                    -      (256,774)      (256,774)
                                                                                    ------------   -----------    -----------

Balance, December 31, 1997                                                               989,264       402,958      1,395,418

Year Ended December 31, 1998:
   Sale of preferred stock in private placement, net of related costs                   (737,820)            -      4,262,180
   Exercise of warrants                                                                  479,940             -        480,000
   Dividend related to beneficial conversion feature of preferred stock                  781,250      (781,250)             -
   Net loss                                                                                    -      (492,814)      (492,814)
                                                                                    ------------   -----------    -----------

Balance, December 31, 1998                                                           $ 1,512,634     $(871,106)   $ 5,644,784
                                                                                    ============   ===========    ===========

                 See notes to consolidated financial statements.
                                       F-4

                                 AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                                        1998          1997
                                                                                                        ----          ----
Cash Flows from Operating Activities:
   Net loss                                                                                         $ (492,814)   $(256,774)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                                    256,159      228,089
      Common stock issued for services                                                                       -       75,000
      Unrealized gain / loss on investments                                                             29,058            -
      Gain on sale of investment                                                                       (22,505)           -
      Gain on sale of equipment                                                                       (137,238)           -
      Provision for doubtful accounts                                                                   28,000            -
      Deferred income taxes                                                                            (36,000)      74,000
      Changes in operating assets and liabilities:
      (Increase) decrease in:
         Accounts receivable                                                                          (270,624)      (1,948)
         Income tax refund receivable                                                                  137,899     (163,404)
         Inventories                                                                                    97,967      (94,125)
         Prepaid expenses and other assets                                                             (18,229)       3,536
      Increase (decrease) in:
         Income tax payable                                                                                  -     (185,708)
         Accounts payable and accrued expenses                                                          36,438       54,120
                                                                                                   -----------    ---------
            Net cash used in operating activities                                                     (391,889)    (267,214)
                                                                                                   -----------    ---------

Cash Flows from Investing Activities:
   Acquisition of investments                                                                       (4,281,803)           -
   Proceeds from sale of investments                                                                 1,450,073            -
   (Increase) decrease in notes receivable                                                            (500,000)       5,000
   Patent costs                                                                                        (13,634)     (14,500)
   Acquisition of property and equipment                                                               (85,635)     (37,464)
   Proceeds from sale of equipment                                                                     145,000            -
                                                                                                   -----------    ---------
                  Net cash used in investing activities                                             (3,285,999)     (46,964)
                                                                                                   -----------    ---------

Cash Flows from Financing Activities:
   Proceeds from sale of preferred stock                                                             4,262,180            -
   Proceeds from sale of common stock and exercise of warrants                                         480,000      847,977
   Payments on capital lease obligations                                                            (1,256,625)    (276,772)
   Repayment of note payable                                                                          (100,000)      (1,000)
   Proceeds from issuance of common stock to founding stockholders                                           -        2,300
   Proceeds from line of credit                                                                        296,002            -
   Payments on loans                                                                                    (4,026)      (6,491)
   Retirement of common shares to officers                                                                   -         (400)
                                                                                                             -            -
                                                                                                   -----------    ---------
                  Net cash provided by financing activities                                          3,677,531      565,614
                                                                                                   -----------    ---------

Net Increase (Decrease) in Cash and Cash Equivalents                                                      (357)     251,436

Cash and Cash Equivalents, Beginning                                                                   638,133      386,697
                                                                                                   -----------    ---------

Cash and Cash Equivalents, Ending                                                                    $ 637,776     $638,133
                                                                                                   ===========    =========

Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for :
      Interest                                                                                       $ 139,527     $102,432
                                                                                                   -----------    ---------
      Income taxes                                                                                   $  25,500     $      -
                                                                                                   -----------    ---------
   Non-cash investing and financing activities:
      Property, plant, and equipment acquired by means of capital leases                             $       -     $770,981
                                                                                                   ===========    =========

                 See notes to consolidated financial statements.
                                       F-5

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1998 AND 1997


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Capitalization

             American Access Technologies, Inc. ("the Company") was incorporated on October 21, 1996, under the laws of the State of Florida. The Company's Certificate of Incorporation, as amended on November 25, 1996, authorizes the Company to issue and have outstanding at any one time 10,000,000 shares of common stock, par value $.001 per share and 1,000,000 shares of preferred stock, par value $.001 per share. The Company was organized to acquire all of the voting common stock of Vic Murray & Associates, Inc. ("VMA").

             On October 21, 1996, the Company acquired all of the common stock of VMA. Certain stockholders of the Company are related to the stockholder of VMA. This transaction has been accounted for as a reorganization of entities under common control, and, accordingly, the acquisition has been accounted for in a manner similar to the pooling of interests method. Retroactive effect has been given to this acquisition in the accompanying consolidated financial statements.

             In October 1996 and December 1996, the Company issued an aggregate of 1,400,000 shares of common stock to the founding stockholders of the Company for the par value thereof. On February 11, 1997, the Board of Directors declared a stock dividend in the amount of one share for each share of common stock then outstanding, with each stockholder to pay the Company the par value thereof. As a result of this stock dividend, the previously issued and outstanding 1,400,000 shares of common stock became 2,800,000 shares of common stock, with the total consideration of $2,800 (par value) having been paid therefor. Retroactive effect has been given to this stock split in the accompanying consolidated financial statements, and all references to the number of shares of common stock gives effect to the stock split effected on February 11, 1997.

             On October 2, 1998, the previously amended Articles of Incorporation were further amended to provide for the issuance of 60,000 shares of Series A 10% Senior Convertible Preferred Stock. The amendment further provides, among other things, that the holders of the Series A Preferred shall be entitled to voting rights equal to the votes that would be cast by the holders of the number of shares of common into which the Series A Preferred could be converted immediately prior to the taking of such votes, including any shares which would be issuable in payment of accrued and unpaid dividends. In addition, so long as the Series A Preferred are outstanding, the holders of at least a majority of the shares of then outstanding Series A Preferred shall be entitled to elect two directors, and five directors shall be elected by the holders of Common and Series A Preferred, voting together as a single class.

                AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Organization and Capitalization (Continued)

             The Series A Preferred has a liquidating preference equal to the greater of $100.00 per share plus an amount equal to all accrued and unpaid dividends or an amount equal to the property to be distributed to the holders of Common Stock. The holders of the Series A Preferred shall be entitled to receive cumulative dividends at a rate of 10% payable in cash or common shares. If dividends are declared on the common shares, the Series A Preferred holders shall be entitled to receive the dividend as if the Series A Preferred were converted into common shares immediately prior to the record date.

             The holders of the Series A Preferred shall have the right, at their option, to convert any and all Series A Preferred shares into common shares at the lower of $17.00 per share or eighty percent of market value at any time on or after the earlier of the four month anniversary of the earliest issuance date or the first date upon which the shelf registration statement registering the underlying common stock is declared effective by the Securities and Exchange Commission.

         Business

             American Access Technologies, Inc. ("AAT") develops specialized products for the telecommunications industry. The Company recently introduced its first proprietary product, a Zone Cabling Termination Cabinet (the "Product") which is manufactured and distributed to the telecommunications industry. The Product is a device that is used in voice, computer and data transmission systems throughout the world.

             Omega Metals, Inc. ("Omega"), a wholly-owned subsidiary of the Company, shears and molds metal and manufactures metal-formed products for customers principally in Florida and Georgia.

         Principles of Consolidation

             The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany accounts and transactions have been eliminated.

         Use of Estimates

             The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.
                                      F-7

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Revenue Recognition

             The Company recognizes revenue from product sales at the time the product is shipped to the customer. The Company does not generally grant return privileges to customers.

         Concentrations of Credit Risk

             Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable.

             Cash

                The Company maintains deposit balances at financial institutions that, from time to time, may exceed federally insured limits. At December 31, 1998, the Company had cash balances on deposit that exceeded federally insured limit by a total of approximately $327,000. The Company believes that such risks are minimized as a result of the size and stature of the financial institutions in which the Company maintains its accounts.

             Accounts Receivable

                The Company does business and extends credit based on an evaluation of the customers' financial condition generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

         Termination of Development Stage

             As noted above, the Company was incorporated on October 21, 1996. Through November, 1998, the Company had been principally engaged in organizational activities, the promotion of its product and raising capital. Planned operations, as described above, had commenced but revenue generated was not considered significant in relation to the Company's business plan. Accordingly, the Company was considered to be in the development stage, through the date of the acquisition of Omega Metals, Inc., on November 11, 1998 (see Note 2).

             Omega is a mature company which has been in the operating stage for a number of years with an established history of revenue and profits, significantly larger than those of AAT. Accordingly, effective upon the acquisition of Omega, the Company is no longer considered to be a development stage enterprise, and the accompanying financial statements are presented as those of an established operating enterprise.

         Cash and Cash Equivalents

             The Company considers all highly liquid investments, including short-term securities, with an original maturity of three months or less to be cash equivalents.

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Cash and Cash Equivalents (Continued)

             Short-term securities (generally commercial paper maturing in approximately 30 days) are stated at cost plus accrued income, which approximates market value.

         Investments

             The Company's securities investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value in the accompanying consolidated balance sheet in current assets, and the change in fair value during the period is included in the results of operations.

         Inventories

             Inventories, which are primarily composed of raw materials, parts, supplies and certain product components, are stated at the lower of cost or market, with cost determined using an average cost method. Inventory costs for finished goods and work-in-process include material, labor, production overhead, and outside services.

         Property, Plant and Equipment

             Property, plant and equipment are recorded at cost and depreciated, using the straight-line method over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Repairs and maintenance are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated over the remaining useful lives of the assets.

         Patent

             The Company has capitalized certain incremental costs incurred related to acquiring two patents on the Company's products. In 1998, one of the patents was finalized and issued by the United States Patent Department. The Company then began amortizing the cost of the patent over the patent's life, 18 years. The other patent was still pending at December 31, 1998 and, therefore, amortization of this patent has not commenced.

         Product Development Costs

             Costs in connection with the development of the Company's product are comprised of design, production, consulting and other related professional fees. These costs are charged to expense as incurred.

         Advertising

             Advertising costs are charged to expense as incurred. Advertising costs incurred for the years ended December 31, 1998 and 1997 were not material.

         Income Taxes

             The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax liabilities and assets for temporary differences, operating loss carryforwards, and tax credit carryforwards existing at the date of the financial statements. An effective tax rate of 37% was used to calculate the deferred income taxes.
                                      F-9

               AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Income Taxes (Continued)

             A temporary difference is a difference between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years when the asset is recovered or the liability is settled. Deferred taxes represent the future tax return consequences of these differences.

         Reclassifications

             Certain amounts in prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.


NOTE 2.  ACQUISITION OF SUBSIDIARY

         On November 11, 1998, the Company acquired 100% of the outstanding common stock of Omega Metals, Inc. ("Omega") in exchange for 226,470 shares of the Company's common stock. This acquisition, which has been accounted for using the pooling of interests method, has been given retroactive effect in these financial statements.

         Separate pre-acquisition revenue and net income of American Access and Omega, as if the acquisition was consummated on October 31, 1998, were as follows:

                                                                                       1998               1997
                                                                                       ----               ----
          Revenue:
             Pre-acquisition
                American Access                                                    $3,873,425         $4,194,889
                Omega                                                                 480,000            231,622
                Acquisition adjustments                                              (200,000)           (70,000)
                                                                                 ------------       ------------
                                                                                    4,153,425          4,356,511
             Post-acquisition                                                         782,779                  -
                                                                                 ------------       ------------
                                                                                   $4,936,204         $4,356,511
                                                                                 ============       ============

          Net income (loss):
             Pre-acquisition
                American Access                                                  $   (155,887)         $(426,455)
                Omega                                                                 728,427            169,681
                                                                                 ------------       ------------
                                                                                      572,540           (256,774)
             Post-acquisition                                                      (1,065,354)                 -
                                                                                 ------------       ------------
                                                                                 $   (492,814)         $(256,774)
                                                                                 ============       ============

         Post-acquisition losses include expenses incurred related to the Company's acquisition of Omega, including bonuses paid to Omega officers of approximately $800,000 and lease termination costs of approximately $239,000.

              AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 3.  CASH AND CASH EQUIVALENTS
          Cash                                                                                          $606,308
          Short-term securities                                                                           31,468
                                                                                                     -----------
                                                                                                        $637,776
                                                                                                     ===========

NOTE 4.  INVESTMENTS

          Corporate bonds                                                                             $1,393,000
          Stocks, rights, and warrants                                                                   836,490
          Asset-backed securities                                                                        295,687
          Certificate of deposit                                                                         300,000
                                                                                                     -----------
                                                                                                      $2,825,177
                                                                                                     ===========

            During 1997, the Company began purchasing securities classified as trading securities. Net unrealized loss on the trading securities portfolio amounted to $29,058 in 1998, and is included in other income in the accompanying consolidated statement of operations.

            Investments in securities are summarized as follows at December 31, 1998:

      ---------------------------------------------------------------------------------------------------------------
                                        Gross Unrealized Gain       Gross Unrealized Loss        Fair Value
      ---------------------------------------------------------------------------------------------------------------
      Corporate bonds                   $   --                      $ 7,000                      $1,393,000
      ---------------------------------------------------------------------------------------------------------------
      Stocks, rights and warrants       $   --                      $28,953                      $  836,490
      ---------------------------------------------------------------------------------------------------------------
      Asset-backed securities           $7,737                      $   842                      $  295,687
      ---------------------------------------------------------------------------------------------------------------
      Certificate of deposit            $   --                      $    --                      $  300,000
      ---------------------------------------------------------------------------------------------------------------
                                        $7,737                      $36,795                      $2,825,177
      ---------------------------------------------------------------------------------------------------------------

              AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 5.  NOTE RECEIVABLE, RELATED PARTY
          Note receivable,  interest at 15%; due March 3, 1999, as extended;  secured by a chattel mortgage on certain  equipment owned by debtor company and guaranteed by a  stockholder  of the debtor  company  who is also a major  stockholder  of the
          Company                                                                                       $500,000
                                                                                                     ===========


NOTE 6.  INVENTORIES

          Finished goods                                                                               $  52,439
          Work-in-process                                                                                115,555
          Raw materials                                                                                  129,446
                                                                                                     -----------
                                                                                                        $297,440
                                                                                                     ===========


NOTE 7.  PROPERTY, PLANT AND EQUIPMENT
                                                                               Estimated Useful
                                                                                 Lives (Years)
                                                                                 -------------

          Land                                                                         -            $     23,808
          Building and improvements                                                   30                 351,997
          Machinery and equipment                                                     5-7              2,383,837
          Vehicles                                                                     5                  31,415
          Tools                                                                        5                  15,323
                                                                                                    ------------
                                                                                                       2,806,380
          Less accumulated depreciation                                                                1,492,750
                                                                                                    ------------
                                                                                                      $1,313,630
                                                                                                    ============

              AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 7.  PROPERTY, PLANT AND EQUIPMENT (Continued)

         Depreciation expense for the years ended December 31, 1998 and 1997 was $254,902 and $228,088, respectively.


NOTE 8.  OBLIGATIONS UNDER CAPITAL LEASES

         In December 1998, the Company satisfied in full the obligations under various capital leases, which had original terms extending to various years through 2005, and which provided for implicit interest rates ranging from approximately 10.5% to 14.5%. The aggregate sum paid was approximately $1,284,000, of which approximately $239,000 represented prepayment penalties. Management is considering instituting discussions with the leasing companies involved with a view towards mitigating the amount of these lease termination costs. Such amounts, if any, that management is able to negotiate as a refund of these costs will be recognized at such time as the amounts are received.


NOTE 9.  LINE OF CREDIT

         The Company has available a bank line of credit for $300,000, with interest at 7.75%. The line is collateralized by a $300,000 certificate of deposit.


NOTE 10. PROFIT SHARING PLAN

         The Company has a 401(k) Profit Sharing Plan covering all non-leased employees who meet minimum length of service and age requirements. Employer contributions are made at the discretion of management, and were $75,000 for each of the years ended December 31, 1998 and 1997. Employees are vested for purposes of the contribution as follows:

          Years of Service                                       Percentage
          ----------------                                       ----------

               Less than 1                                            0%
                   1-2                                               20
                   2-3                                               40
                   3-4                                               60
                   4-5                                               80
                5 or more                                           100

              AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 11. INCOME TAXES

         The provision for income taxes was computed on a consolidated return basis for the year ended December 31, 1998. For the year ended December 31, 1997, the Company was not eligible to file a consolidated return with Omega. Therefore, the income tax provision for 1997 has been computed on a separate return basis.

         As of December 31, 1998, the Company had consolidated net operating loss carryforwards for federal income tax reporting purposes amounting to approximately $1,059,000, which expire in varying amounts to the year 2013.

         The Company has not recognized any benefit of such net operating loss carryforwards in the accompanying consolidated financial statements in accordance with the provisions of SFAS No. 109 as the realization of this deferred tax benefit is not considered more likely than not. A 100% valuation allowance has been recognized to offset the entire effect of the Company's net deferred tax asset. The Company's net deferred tax asset position is composed primarily of the Company's tax loss carryforwards.

         The components of the deferred tax asset were as follows:

                                                December 31,     December 31,
                                                    1998             1997
                                                    ----             ----

             Deferred tax asset                  $ 392,000        $ 166,000
             Less valuation allowance             (392,000)        (166,000)
                                               -----------      -----------
             Net deferred tax asset              $       -        $       -
                                               ===========      ===========

         The components of deferred income tax liabilities at December 31, 1998 are as follows:

           Deferred income tax liability, long-term:
             Depreciation                                           $69,000

         In accordance with certain provisions of the Tax Reform Act of 1986, a change in ownership of greater than 50% of a corporation within a three year period will place an annual limitation on the corporation's ability to utilize its existing tax benefit carryforwards. The Company's utilization of its tax benefit carryforwards may be restricted in the event of possible future changes in the ownership of the Company from the exercise of warrants or other future issuances of common stock.

         The Company's federal and state income tax returns have not been examined by responsible taxing authorities for the past several years. The final determination of the amount and timing of currently payable income taxes is therefore subject to possible examination of these unexamined years by such responsible taxing authorities.

              AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 12. PREFERRED STOCK

         In November, 1998, the Company completed a $5,000,000 private placement of 50,000 shares of its Series A 10% Senior Convertible Preferred Stock, par value of $.001 per share, at $100.00 per share. The costs associated with the completion of the private placement, $737,820, have been recorded as a reduction of additional paid-in capital. Additionally, the placement agent received warrants to purchase 100,000 shares of common stock at $25.00 per share, which expire October 14, 2003. The Series A Preferred are valued at $100.00 per share ("liquidation value"), and, if converted, the Series A Preferred shall be converted into common shares (See Note 1) at the price per share equal to the then applicable Conversion Price. This conversion feature results in a discount between the market value of the common shares that would be issued if the conversion option were exercised, and the liquidation value of the preferred shares surrendered upon that conversion. The resulting dividend is being amortized over the period up to the date that exercise of the conversion feature is first possible. As a result, $781,250 of the total $1,250,000 dividend has been recognized in the accompanying 1998 financial statements; the balance will be recognized in the 1999 financial statements.

         As of December 31, 1998, dividends in arrears on the Series A Preferred Stock amounted to $104,167.


NOTE 13. COMMON STOCK

         Private Placement of Securities

             During the period from February to April 1997, the Company raised additional capital through a private placement offering of its securities. The private placement offering consisted of a maximum of 100,000 units, each unit consisting of four shares of common stock being offered by the Company on a "best efforts" basis at a price of $6.00 per unit through a Placement Agent. Upon sale of the units, the Company received gross proceeds of $600,000, before payment of commissions and other offering costs. The Placement Agent received a stipulated commission of 10% of funds received from the offering and certain expense allowance and administrative fee of 3% and 2% of the funds received from the offering, respectively, and was issued warrants to purchase 120,000 shares of common stock at $3 per share.

             The sale of these units resulted in the issuance of 400,000 shares of common stock for net proceeds totaling $487,977.

             Additionally, in September and October 1997, the Company issued 120,000 shares of common stock resulting from the exercise of the Placement Agent warrants at $3.00 per share.

              AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 13. COMMON STOCK (Continued)

         Issuance of Common Stock to Director for Services

             In February 1997, the Board of Directors authorized the issuance of 50,000 shares of common stock to a newly elected director, with payment of par value thereof. These shares have been recorded in the accompanying consolidated financial statements at their estimated fair value of $1.50 per share, as measured by the offering price of the Company's common stock in the 1997 private placement of securities which took place at or about that time (see above). Inasmuch as these shares were issued to the director, the estimated fair value of these shares ($75,000) has been charged to expense in 1997 and included in management and consulting fees, officers/directors/stockholder.

         Resignation of Officers and Retirement of Common Stock and Warrants

             In August 1997, the consulting agreement between an officer and the Company was modified. The modified agreement stipulated that the officer return 200,000 shares of common stock which was originally sold to the officer for $.001 per share. The Company also cancelled 70,000 warrants at $8.00 per share which were held by the officer. In December 1997, the Company dismissed the services of the officer (see Note 15).

             On December 9, 1997, the Company executed a management termination agreement with another officer. Under the terms of the agreement, the officer returned 200,000 shares of common stock. The common stock was originally sold to the officer for $.001 per share. The officer has agreed to abide by certain terms regarding non-disclosure of information and trade secrets which are effective for two years subsequent to the date of the agreement.

         Warrants

             On February 11, 1997, the Board of Directors authorized the issuance of 700,000 warrants to purchase one share of common stock per warrant at an exercise price of $8.00 per share expiring on February 11, 2000. In August 1997, warrants to purchase 70,000 shares were cancelled in connection with the resignation of an officer/stockholder (see above), resulting in remaining warrants to purchase a total of 630,000 shares of common stock outstanding at December 31, 1997.

             On June 30, 1998, warrants to purchase 20,000 shares were exercised, at $8.00 per share. On August 16, 1998 additional warrants to purchase 40,000 shares were exercised at $8.00 per share. The Company has remaining outstanding 570,000 warrants to purchase common stock at an exercise price of $8.00 per share as of December 31, 1998, 280,000 of which warrants are outstanding to officer/directors.

         Subsequent Issuance of Common Stock for Services

             Subsequent to December 31, 1998, the Company issued 9,000 shares of Company common stock to certain employees as an incentive for services to be rendered in 1999. This will result in a charge to compensation expense of approximately $180,000 in the first quarter of 1999.

              AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 14. RELATED PARTY TRANSACTIONS

         Management Agreements

             The Company entered into management agreements with four stockholders dated October 21, 1996, on a month-to-month basis not to exceed eighteen months. The agreements provide for compensation of $60,000 per year per stockholder. On December 9, 1997, one of the agreements was terminated through a management termination agreement (see Note 13). In 1998 the remaining management agreements were terminated, and the three stockholders became employees of the Company.

         Consulting Agreement

             The Company entered into a consulting agreement with one of its stockholders dated October 21, 1996, on a month-to-month basis. The agreement provides for compensation of $60,000 per year. This agreement was modified on August 28, 1997, reducing the compensation base to $30,000. In addition, the modified agreement stipulated the return of 200,000 shares of common stock and cancellation of 70,000 stock purchase warrants (see Notes 13 and 15).


NOTE 15. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

         Pending Litigation

             As of December 1997, the Company was involved in litigation with a former officer/stockholder of the Company in connection with a modified consulting agreement with the Company (see Notes 13 and 14) whereby he surrendered 200,000 shares of common stock and cancelled 70,000 stock warrants previously held. The former officer/stockholder sought rescission of the consulting agreement he signed with the Company in August 1997, declaratory judgment regarding the consulting agreement, damages for breaching the consulting agreement and damages for fraud. The plaintiff was seeking damages of $150, 000 plus costs.

             On March 17, 1999, a formal settlement agreement was reached on the above matter. Under this settlement, the consulting agreement dated August 28, 1997 was amended to provide, among other things, that the former officer/stockholder is not required to provide any consulting services and the Company is not required to compensate the former officer/stockholder. The consulting agreement, as amended, provides for, among other things, a term of five years, and additional compensation in the form of an option ot purchase 40,000 shares of common stock on the last day of each year of th e consulting term, exercisable for three years from date of issue, at an exercise price of 125% of the closing price of the common stock, on the date of issue. In addition, under the terms of the settlement agreement, the former officer/stockholder was granted a warrant to purchase 15,000 shares of comon stock at an exercise price of $22.875 per share, exercisable on or before March 11, 2004.

         Major Customer and Subsequent Loss Thereof

             The Company's subsidiary (Omega) has a customer which purchased product that represented approximately 39% and 32% of sales of formed metal products for the years ended December 31, 1998 and 1997, respectively. In January 1999, this customer announced that it will cease operations as of February 1999 and, therefore, will not purchase any products subsequent to that date.

              AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 15. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

         Employment Contracts

             The Company entered into employment agreements with two members of management of Omega. These agreements are for a term of two years commencing in November 1998. The agreements provide, among other things, for total annual compensation of $250,000 plus profit participation equal to 10% of the net profits of Omega, as defined, in excess of $1,200,000 annually.

         Contracts With Distributors

             In 1997, the Company entered into Stocking Distributor Agreements with seven distributors. The agreements set forth terms whereby the distributors may purchase products from the Company for resale to their customers within the U.S. and Canada and Mexico when the Company releases its products for sale in those countries. The prices for the products covered by the agreements are based upon the intention of the distributors to purchase a minimum number of units as specified in the agreements. For 1997 and 1998, revenue from these sales was not significant. Revenue from future sales will be recorded at such time as the units are shipped to the distributors. The agreements are for a term of one year and are automatically renewed each year thereafter unless either party gives written notice of its intent to cancel the arrangement, and contain, among other things, a warranty effective for one year after the date of sale.

             In February 1998, the Company executed a value added reseller agreement with another company, in order to actively market and sell the product. The reseller will have exclusive rights in the state of Texas to market the product through its direct sales. The agreement stipulates that the reseller will purchase a minimum of 4,000 units in the next three years. Revenue from these future sales will be recorded at such time as the units are shipped to the customer.

         Consulting Agreement

             In December 1998, the Company entered into a consulting agreement to acquire technical expertise in developing and marketing products. The agreement is for a term of one year, commencing January 1999, and is automatically renewed unless terminated by either party. Annual fees are to be $80,000 in cash payable semi-monthly, plus $40,000 in Company common stock, measured at market. The common stock is to be distributed on or before December 31 of each year the contract is in force.

         Land Purchase

             The Company has entered into an agreement to purchase six acres of land adjacent to the Omega manufacturing plant. The transaction, which is to close during the first quarter of 1999, at a cost of approximately $80,000, will allow the Company to build a manufacturing facility of approximately 30,000 square feet to supplement the assembly facilities.

              AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 15. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS (Continued)

         Lease Commitments

             The Company leases its administrative facilities under an operating lease, which expires in 1999. Future minimum rentals due under the lease are approximately $40,000 for the year ending December 31, 1999.

             Rent charged to operations amounted to approximately $45,000 in 1998 and $35,000 in 1997.

         Major Vendors

             The Company purchases sheet metal from a vendor that represented approximately 77% of purchases for each of the years ended December 31, 1998 and 1997, respectively


NOTE 16. NET LOSS PER COMMON SHARE

         In 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" which requires the presentation of both basic and diluted earnings (loss) per share.

         Basic net loss per common share has been computed based upon the weighted average number of shares of common stock outstanding during the periods. The shares of common stock issued in connection with the stock split effected in February 1997, have been considered outstanding for all periods. In addition, the shares of common stock issued to a director in February 1997, prior to an initial registration of the Company's common stock and at a price below the offering price at that time (see Note 7) have been treated as outstanding during the entire period, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins. The number of common shares issued in connection with the acquisition of Omega (226,470) have been considered outstanding shares for all periods. The number of shares used in the computation were 3,218,970 and 3,309,470 for the years ended December 31, 1998 and 1997, respectively. Diluted net loss per common share, assuming exercising of the warrants granted and convertible preferred stock, is not presented as the effect of conversion is anti-dilutive.

                                                                                            1998           1997
                                                                                            ----           ----
           Net Loss                                                                      $  (492,814)    $(256,774)

           Cumulative Preferred Stock Dividend                                              (104,167)            -

           Beneficial Conversion Preferred Stock Dividend                                   (781,250)            -
                                                                                         -----------    ----------

           Net Loss Allocated to Common Stockholders                                     $(1,378,231)    $(256,774)
                                                                                         ===========    ==========

                                      F-19

              AMERICAN ACCESS TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These instruments include cash, accounts receivable, line of credit, and accounts payable. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.


NOTE 18. SEGMENT INFORMATION

         The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in 1998 which changes the way the Company reports information about its operating segments. The information for 1997 has been restated from the prior year's presentation in order to conform to the 1998 presentation.

         The Company has two reportable segments, zone cabling products and formed metal products. As discussed in Note 1, American Access, the parent company, markets zone cabling products which are manufactured by Omega. Omega manufactures formed metal products of varying designs for customers, including American Access.

                                                            1998                                  1997
                                            -------------------------------------  ------------------------------------
                                               Zone       Formed                      Zone      Formed
                                              Cabling      Metal                    Cabling      Metal
                                             Products    Products      Total        Products   Products      Total
                                             --------    --------      -----        --------   --------      -----
         Revenue from external customers(a) $  592,086   $4,344,118  $4,936,204      $231,622  $4,124,889  $4,356,511
         Intersegment revenue                       -       234,496     234,496             -      70,000      70,000
         Interest revenue                      89,731             -      89,731         3,992           -       3,992
         Interest expense                       2,110       376,864     378,974         2,424     101,350     103,774
         Depreciation and amortization         14,701       241,458     256,159         6,742     221,463     228,205
         Income tax expense (credit)                -       (36,000)    (36,000)            -      78,000      78,000
         Segment profit (loss)               (350,533)     (142,281)   (492,814)     (426,455)    169,681    (256,774)

         Segment assets                     $3,858,092   $2,618,319  $6,476,411      $540,582  $2,750,674  $3,291,256

         (a) See Note 15 regarding major customer and subsequent loss thereof.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company.

                               -----------------

     This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. Notwithstanding the foregoing, the Company has undertaken to amend this Prospectus in the event of any fundamental changes in the affairs of the Company.


                               TABLE OF CONTENTS

Prospectus Summary .............................................................
Risk Factors ...................................................................
Use of Proceeds ................................................................
Market for Securities
Recent Financing
Dividend Policy
Management's Discussion and
 Analysis of Results of Operation
 and Financial Condition
Business .......................................................................
Management .....................................................................
Indemnification ................................................................
Certain Relationships and Related Transactions .................................
Security Ownership of Certain Beneficial
 Owners and Management .........................................................
Description of Securities ......................................................
Plan of Distribution/Selling Security Holders ..................................
Legal Matters ..................................................................
Experts ........................................................................
Additional Information .........................................................
Index to Financial Statements ..................................................

UNTIL ____________, 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION DESCRIBED HEREIN, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THE OFFERING HEREIN.


                                 AMERICAN ACCESS
                               TECHNOLOGIES, INC.

                                -----------------

                                   PROSPECTUS

                                -----------------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 24. Indemnification of Directors and Officers.

         Reference is hereby made to the provisions of Section 607.0850 of the Florida Business Corporation Act which provides for indemnification of directors and officers under certain circumstances.

         Reference is hereby made to Article IV of Registrant's Amended and Restated Articles of Incorporation which is filed as Exhibit 3(a).

         Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.


           Registration Fee                                    $4,353
           Printing Expenses*                                   1,500
           Legal Fees and Expenses*                            10,000
           Accounting Fees and Expenses*                        8,000
           Blue Sky Fees and Expenses*                          3,000
           Transfer Agent Fees and Expenses*                    1,000
           Misc.*                                                 600

           Total                                              $28,453

             *Estimated

         Item 26. Recent Sales of Unregistered Securities.

         The following provides information of all sales of outstanding stock which were not registered under the Securities Act of 1933.

        On November 25,1996, in connection with the Registrant's organizational activities, 2,000,000 shares of common stock were issued to founders and officers, Victor Murray, Richard Murray, Steven J. Robinson, Bobby E. Story and Steve Jones for par value of $.001 per share. Messrs. Robinson and Jones subsequently returned a total of 400,000 shares to the Company for cancellation. The Company also issued each of the foregoing persons a stock purchase warrant for 70,000 shares. Mr. Jones' warrant was subsequently cancelled. Exemption from registration is claimed under Section 4(2) of the Securities Act of 1933, as amended. Shareholders, as directors and/or officers are "accredited investors" defined in Rule 501.

         The Company issued 50,000 shares of common stock to John W. Cooney, a director, for $.001 per share on February 11, 1997. Exemption form registration is claimed under Section 4(2) of the Securities Act of 1933, as amended. Shareholders, as directors and/or officers are "accredited investors" defined in Rule 501.

         On December 2, 1996 the company sold 400,000 shares and on February 1997 the company sold 400,000 shares of common stock to Bridge Bank, Ltd. at par value of $.001 per share. Exemption from registration is claimed under Rule 504 of Regulation D, which does not require investors to be accredited or sophisticated.

         American Access issued a stock purchase warrant to Capital International Securities Group, Inc. for 350,000 shares exercisable for $8.00 per share on February 11, 1997. Exemption is claimed under Section 4(2) of the Securities Acts of 1933, as amended. Holder, a member of NASD, is sophisticated.

         From February 12 to April 11, 1997 the Company undertook a private offering pursuant to Regulation D, Rule 504 and sold 400,000 shares of common stock for $600,000. The Company issued 120,000 stock purchase warrants in connection with the private offering, exercisable at $3.00 and such shares were issued on exercise of the warrants. Exemption from registration is claimed under Rule 504 of Regulation D, which does not require investors to be accredited or sophisticated.

          Since October 1, 1998 and to November 13, 1998, the company has had a private placement of its Series A 10% Senior Convertible Preferred Stock in process. There are 60,000 shares authorized at a par value $.001. During this period 50,000 shares have been sold for a net profit of $4,262,180. . Merrill Weber & Co., Inc. and Capital International Securities Group, Inc., members NASD, were placement agents and received commissions of $575,000, expenses and administrative fees of $80,981, and accounting fees of $10,000, and warrants to purchase 100,000 shares of common stock for $25.00 per share which expire October 14, 2003. The shares were issued to accredited investors, pursuant to the exemption from registration under Rule 506 of Regulation D.

          On November 11, 1998 the company completed purchase of all the issued common stock of Omega Metals, Inc. from two persons. The company utilizes Omega Metals, Inc. as its source of most of its manufactured products. The transaction included an exchange of 226,470 restricted common stock shares being issued, pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933.

         All of such securities were not solicited by advertising or any general solicitation and, except such securities issued pursuant to Rule 504, contain a restrictive legend.

 Item 25. Exhibits.

Exhibit No.       Description
-----------       -----------
3(a)     Amended and Restated Articles of Incorporation of the Registrant
         (Incorporated by reference to Exhibit 3(a) to Amendment No. 1 to
         Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

3(b) Bylaws of the Registrant (Incorporated by reference to Exhibit 3(b) to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 -
         File No. 333-43589).

3(c)     Form of $8.00 Stock Purchase Warrant expiring February 11, 2000
         (Incorporated by reference to Exhibit 3(c) to Amendment No. 1 to
         Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

3(d)     Form of $3.00 Stock Purchase Warrant expiring February 11, 2000
         (Incorporated by reference to Exhibit 3(d) to Amendment No. 1 to
         Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

3(e) Articles of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 4.1 to Registrant's Quarterly Report on Form
         10Q-SB for quarter ended September 30, 1998).

3(f) Form of Stock Purchase Warrant expiring October 14, 2003 (Incorporated by reference to Exhibit 3(f) to Amendment No. 1 to Registrant's
         Registration Statement on Form SB-2A-File No. 333-68791).

                                      II-2

5.1 Opinion of counsel. (Incorporated by reference from Filing 333-70805, filed March 19, 1999.)

8.2      Composite Exhibit of Stocking Distributor Agreements with Anixter,
         Inc., State Electric Supply Company, and DataCom, Inc. (Incorporated by reference to Exhibit 8.2 to Amendment No. 1 to Registrant's
         Registration Statement on Form SB-2 - File No. 333-43589).

8.3      Value Added Reseller Agreement with DataStar Computer Systems, Inc.
         (Incorporated by reference to Exhibit 8.3 to Amendment No. 1 to
         Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.4      Engagement letter dated November 27, 1996 between Registrant and
         Capital International Securities Group, Inc. (Incorporated by reference to Exhibit 8.4 to Amendment No. 1 to Registrant's Registration
         Statement on Form SB-2 - File No. 333-43589).

8.5      Composite Exhibit of Management Agreements with Vic Murray and Sons,
         Steve R. Jones, Steven K. Robinson and Nacex, Inc. (Incorporated by reference to Exhibit 8.5 to Amendment No. 1 to Registrant's
         Registration Statement on Form SB-2 - File No. 333-43589).

8.6      Consulting Agreement dated August 28, 1997 between Registrant and Steve
         R. Jones. (Incorporated by reference to Exhibit 8.6 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No.
         333-43589).

8.7      Management Termination Agreement dated December 9, 1997 between Steven
         K. Robinson and Registrant. (Incorporated by reference to Exhibit 8.7 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2
         - File No. 333-43589).

8.8      Purchase Agreement dated October 21, 1996 between Registrant and Victor
         E. Murray. (Incorporated by reference to Exhibit 8.8 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No.
         333-43589).

8.9      Promissory Note dated December 2, 1996. (Incorporated by reference to
         Exhibit 8.9 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2 - File No. 333-43589).

8.10 Agreement and Plan of Reorganization dated November 11, 1998 relating to the acquisition of Omega Metals, Inc. (Incorporated by reference to Exhibit 2.1 to Registrant's Form 10Q-SB for the Quarter ended September
         30, 1998).

8.11     Registration Rights Agreement relating to Registrant's Series A 10%
         Senior Convertible Preferred Stock (Incorporated by reference to
         Exhibit 8.11 to Amendment No. 1 to Registrant's Registration Statement on Form SB-2A-File No.333-68791).

8.12     Employment Agreements between Omega Metals, Inc. and John Presley and
         Erik Wiisanen (Incorporated by reference to Exhibit 8.12 to Amendment
         No. 1 to Registrant's Registration Statement on Form SB-2A- File No.
         333-68791).

8.13 Letter of Intent to Purchase additional land from Troy Fornshell and Anna Fornshell (Incorporated by reference to Exhibit 8.13 to Amendment
         No. 1 to Registrant's Registration Statement on Form SB-2A-File No.
         333-68791).

                                      II-3

11.1 Statement Re: Computation of Net Loss per Common Share. (Incorporated by reference from Filing 333-70805, filed March 19, 1999.)

23       Consent of counsel is contained in Exhibit 5.1.

23.1     Consent of Independent Certified Public Accountants.

27.0     Financial Data Schedule. (Incorporated by reference from Filing
         333-70805, filed March 19, 1999.)

         Item 26. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

o To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

o To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

o To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That for the purpose of determining any liability under the Securities Act of 1935, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Altamonte Springs and State of Florida on March 18, 1999.

AMERICAN ACCESS TECHNOLOGIES, INC.
By /s/ Victor E. Murray
--------------------------------------
President/ principal executive officer


            In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement was signed by the following persons in the capacities and on the dates stated.

----------------------------------------------------------------------------------------------------------------------
Signature                                Title                                  Date
----------------------------------------------------------------------------------------------------------------------
By /s/ Victor E. Murray                  President and Director, Principal      April 1, 1999
Victor E. Murray                         Executive Officer
----------------------------------------------------------------------------------------------------------------------
By /s/ Richard A. Murray                 Vice President and Director            April 1, 1999
Richard A. Murray
----------------------------------------------------------------------------------------------------------------------
By /s/ Bobby E. Story                    Treasurer, Principal Accounting        April 1, 1999
Bobby E. Story                           Officer, Director
----------------------------------------------------------------------------------------------------------------------
By /s/ Victor D. Phillips                Director                               April 1, 1999
Victor D. Phillips
----------------------------------------------------------------------------------------------------------------------

                                      II-5